Exhibit 99.1

Expedia, Inc. Reports First Quarter 2014 Results

BELLEVUE, WA—May 1, 2014—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the first quarter ended March 31, 2014.

•	Room nights grew 24% year-over-year for the first quarter of 2014 with domestic room night growth of 20% accelerating from 18% growth in the fourth quarter of 2013.

•	Revenue increased 19% year-over-year for the first quarter of 2014 driven by growth in hotel, advertising and media as well as air ticket revenue. trivago® grew revenue more than 80% year-over-year for the quarter.

•	Brand Expedia® substantially completed the migration of the US Travelocity-branded website to the Expedia platform during the first quarter of 2014 and launched the Canadian site during the second quarter of 2014.

•	Year to date, Expedia, Inc. repurchased 1.7 million common shares for an aggregate purchase price of $122 million excluding transaction costs.

Financial Summary & Operating Metrics (financial figures in $MMs except per share amounts)

Metric	Quarter Ended 3.31.14	Quarter Ended 3.31.13	Y / Y Growth
Room night growth	24%	28%	(373 bps )
Gross bookings	12,624.5	9,781.1	29%
Revenue	1,200.4	1,012.4	19%
Adjusted EBITDA*	106.8	105.1	2%
Operating loss	(3.0)	(105.6)	NM
Adjusted net income *	21.5	35.3	(39%)
Net loss attributable to Expedia, Inc.	(14.3)	(104.2)	NM
Adjusted EPS *	$0.16	$0.25	(36%)
Diluted loss per share	($0.11)	($0.77)	NM
Free cash flow *	896.7	793.9	13%

*	“Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 10-13 herein for an explanation of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for adjusted earnings before interest, taxes, depreciation and amortization was revised in the fourth quarter of 2012.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this release.

Discussion of Results

The results include Expedia.com®, Hotels.com®, Hotwire.com®, Expedia® Affiliate Network, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong, Venere® Net SpA, trivago® GmbH, and CarRentals.com™, in addition to the related international points of sale.

Expedia® and AirAsia™ formed a joint venture on July 1, 2011, which is 50% owned by Expedia; therefore, results do not include the Brand Expedia websites contributed to the joint venture.

The results include trivago GmbH (“trivago”) following acquisition of a controlling interest during March 2013 as well as results from the strategic marketing agreement with Travelocity launched during the fourth quarter of 2013, and are discussed in more detail below. Unless otherwise noted, all comparisons below are versus the first quarter of 2013.

Gross Bookings, Revenue & Revenue Margins

For the first quarter of 2014, gross bookings increased 29% (29% excluding foreign exchange) primarily driven by air ticket and room night growth. Air ticket growth was driven by Brand Expedia including the Travelocity-branded US website. Room night growth was driven by Brand Expedia, Hotels.com and eLong.

For the first quarter of 2014, domestic gross bookings increased 35% and international gross bookings increased 21% (22% excluding foreign exchange). International bookings totaled $5.2 billion, accounting for 41% of worldwide bookings versus 44% in the prior year. The decrease in international gross bookings mix was primarily due to the inclusion of the Travelocity-branded US website which bolstered domestic gross bookings.

For the first quarter of 2014, revenue increased 19% (19% excluding foreign exchange) primarily driven by growth in hotel, advertising and media as well as air ticket revenue. trivago added approximately 4 percentage points of inorganic revenue growth for the quarter. Domestic revenue increased 15% and international revenue increased 23% (23% excluding foreign exchange) for the first quarter of 2014. International revenue equaled $559 million, representing 47% of worldwide revenue versus 45% in the first quarter of 2013.

Revenue as a percentage of gross bookings (“revenue margin”) was 9.5% for the first quarter of 2014, a decrease of 84 basis points compared to the first quarter of 2013. The decrease primarily relates to lower revenue per room night, the inclusion of the Travelocity-branded US website and the unfavorable timing impact of merchant hotel stays mainly due to Easter shifting from the first quarter of 2013 to the second quarter of 2014. These impacts were partially offset by mix shift to higher margin products, including advertising and media revenue.

Product & Services Detail

As a percentage of total worldwide revenue in the first quarter of 2014, hotel accounted for 66%, air accounted for 11%, advertising and media accounted for 8% and all other revenues accounted for the remaining 15%.

Hotel revenue increased 12% for the first quarter of 2014 driven by a 24% increase in room nights stayed driven by Brand Expedia (including the impact of the implementation of the Travelocity-branded US website) and Hotels.com, partially offset by a 10% decrease in revenue per room night. Revenue per room night decreased primarily due to efforts to expand the size and availability of the global hotel supply portfolio, including contracts signed as part of the Expedia® Traveler Preference™ (ETP) program, promotional activities such as growing loyalty programs and couponing, in addition to continued hotel mix shift to Asia-Pacific.

Air revenue increased 28% for the first quarter of 2014 due to a 30% increase in air tickets sold, offset by a 2% decrease in revenue per ticket.

Advertising and media revenue increased 116% for the first quarter of 2014 due primarily to the addition of trivago, which was acquired at the beginning of March 2013, in addition to revenue growth of 26% for Expedia Media Solutions.

All other revenue increased 14% for the first quarter of 2014 primarily on growth in our travel insurance and car rental products.

Adjusted Expenses

	Costs and Expenses			As a % of Revenue
	Three months ended March 31,			Three months ended March 31,
	2014	2013	Growth	2014	2013	Δ in bps
Adjusted cost of revenue*	$285	$241	18%	23.8%	23.8%	(4)
Adjusted selling and marketing*	618	490	26%	51.5%	48.4%	301
Adjusted technology and content*	107	96	12%	8.9%	9.5%	(53)
Adjusted general and administrative*	84	83	2%	7.0%	8.2%	(117)

Total adjusted costs and expenses	$1,094	$910	20%	91.2%	89.9%	127

Total depreciation	62	49	27%	5.2%	4.8%	35
Total stock based compensation	25	75	-67%	2.1%	7.4%	(535)

Total costs and expenses—GAAP	$1,181	$1,034	14%	98.4%	102.1%	(373)

*	Non-GAAP measures as defined by the SEC. Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 10-13 herein for an explanation of the use of these non-GAAP measures.

Adjusted Cost of revenue

•	For the first quarter of 2014, adjusted cost of revenue increased 18% due to $32 million more in net credit card processing costs, including fraud and chargebacks, related to growth of our merchant bookings.

Adjusted Selling and Marketing

•	For the first quarter of 2014, adjusted selling and marketing expense increased 26% due to a $115 million increase in direct costs, including online and offline marketing expenses. Brand Expedia and trivago accounted for a majority of the total increase in direct selling and marketing expenses. trivago contributed approximately 8 percentage points of inorganic growth to adjusted selling and marketing expense growth during the first quarter of 2014.

•	Indirect costs increased $12 million for the first quarter of 2014 driven by additional personnel at trivago, various transaction brands and our supply organization. As a percentage of total selling and marketing, indirect costs represented 20% in the first quarter of 2014 compared to 23% in the first quarter of 2013.

Adjusted Technology and Content

•	For the first quarter of 2014, adjusted technology and content expense increased 12% primarily due to an $8 million increase in personnel costs, net of capitalized salary costs, for additional headcount to support key technology projects for our corporate technology function, supply organization and Brand Expedia. trivago added approximately 1 percentage point to adjusted technology and content expense growth.

Adjusted General and Administrative

•	For the first quarter of 2014, adjusted general and administrative expense increased 2% primarily due to higher personnel costs totaling $5 million partly offset by lower legal fees. trivago added approximately 1 percentage point to adjusted general and administrative expense growth.

Depreciation Expense

For the first quarter of 2014, depreciation expense increased 27% primarily due to increased expenses related to previously capitalized software development costs for completed technology and placed into service. We expect depreciation expense to continue to increase as additional projects are completed.

Interest and Other

For the first quarter of 2014, interest income and interest expense were essentially consistent with the first quarter of 2013.

For the first quarter of 2014, other, net was a loss of $0.5 million compared to a gain of $2.2 million in the first quarter of 2013. Other, net typically consists of foreign exchange gains and losses, income and losses from equity investments, as well as other items.

Income Taxes

The effective tax rate on the GAAP pre-tax loss was (1.6%) for the first quarter of 2014, compared with 10.0% in the prior year period. The effective tax rate on pre-tax adjusted net income (“ANI”) was 34.1% for the first quarter of 2014 compared with (1.0%) in the prior year period. The year-over-year change in effective tax rate for GAAP purposes was primarily due to certain foreign losses for which Expedia does not recognize a benefit, as well as revaluation of deferred tax balances due to recently enacted New York corporate tax reform. The prior year period effective tax benefit was reduced by one-time non-deductible items, such as stock-based compensation recorded in relation to the trivago acquisition and penalties included in the Hawaii pay-to-play assessments. The year-over-year change in ANI rate was primarily due to certain foreign losses for which Expedia does not recognize a benefit. The prior year period effective tax benefit was affected by re-enactment of favorable US tax legislation.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $2.2 billion at March 31, 2014. For the quarter ended March 31, 2014, net cash provided by operating activities was $971 million and free cash flow totaled $897 million. Both measures include $892 million from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings, which includes amounts related to Travelocity. Free cash flow increased $103 million for the quarter ended March 31, 2014, compared to the prior year period primarily due to changes in deferred merchant bookings and lower capital expenditures.

Long-term debt totaled $1.25 billion at March 31, 2014 consisting of $749 million, net of discount, in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, we have a $1 billion unsecured revolving credit facility which was essentially untapped as of March 31, 2014.

At March 31, 2014, we had stock-based awards outstanding representing approximately 18.1 million shares of our common stock, consisting of options to purchase approximately 17.7 million common shares with a $46.35 weighted average exercise price and weighted average remaining life of 4.7 years, and approximately 0.4 million restricted stock units (RSUs).

During the first quarter of 2014, we repurchased 1.7 million common shares for an aggregate purchase price of $122 million excluding transaction costs (an average of $72.11 per share), leaving approximately 7.1 million shares of common stock available for repurchase under our April 25, 2012 authorization.

On March 27, 2014, we paid a quarterly dividend of $20 million ($0.15 per common share). In addition, on April 30, 2014, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.15 per share of outstanding common stock to be paid to stockholders of record as of the close of business on May 30, 2014, with a payment date of June 19, 2014. Based on our current shares outstanding, we estimate the total payment for this quarterly dividend will be approximately $19 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

Global Presence

•	Media Lounge, the latest addition to the Expedia App for iPhone and iPod touch, was introduced in 25 countries; providing mobile customers the opportunity to download premium content from within the Expedia App.

•	Hotels.com launched its largest ever integrated brand campaign in North America with the introduction of the brand’s biggest fan, Captain Obvious™, as well as an updated tag line: “Hotels.com The Obvious Choice™.”

•	In France, Egencia renewed agreements with the oil and gas service company, Saipem and with the broadband terminals and energy solutions manufacturer, Sagemcom to provide business travel management services; Egencia also renewed agreements to power corporate travel management solutions for The University of Manchester, one of the UK’s leading research and teaching Universities; Egencia signed on new customer Steria Mummert Consulting GmbH, a German-based IT consulting and services firm as well as Brookfield Global Relocation Services, a provider of corporate and government relocation and assignment management services in North America.

•	Expedia Affiliate Network signed agreements to power online travel bookings for Ebates.com, a pioneer and leader of online cash back shopping located in San Francisco.

Technology Platform Investment and Innovation

•	Expedia.com debuted its most significant redesign to its homepage since 2002 adding fully responsive design and a simpler, more streamlined layout.

•	Hotels.com incorporated Qiwi Wallet – one of the most popular payment systems on the Russian Internet—into its Russian website.

Worldwide Supplier Portfolio

•	At quarter-end, Expedia, Inc. global websites including eLong featured more than 290,000 bookable properties. Expedia, Inc. sites offer over 225,000 hotels in EMEA and APAC countries.

•	Expedia Lodging Partner Services signed agreements that include provisions allowing for distribution under the Expedia Traveler Preference (ETP) program with leading global hospitality company, Hyatt, as well as Rotana Hotel Management Company, a hospitality leader in the Middle Eastern region. To date, more than 51,000 hotels globally have signed on to participate in the ETP program since launch.

•	Expedia, Inc. signed distribution agreements with several international carriers, including Japan’s leading airline, All Nippon Airways (ANA); Jordan’s national carrier, Royal Jordanian Airlines which serves a 60-city global network; LIAT (1974) Ltd, a leading Caribbean airline serving the region for more than 50 years; and Africa’s first, pan-continental, low-cost airline, fastjet.

•	Expedia, Inc. signed a global strategic partnership agreement with Sixt rent a car providing Brand Expedia, Hotwire and CarRentals.com customers access to Sixt’s rental fleet at more than 2,000 stations across more than 100 countries.

•	Brand Expedia’s cruise product line had its largest day ever for cabins booked and gross bookings driven by improving conversion rates across multiple traffic channels.

New Distribution Channels

•	Hotwire’s first-ever mobile exclusive promotion performed strongly throughout the first quarter of 2014 having a significant impact on app downloads pushing Hotwire’s mobile share of room nights to more than 30%.

•	Expedia, Inc. brands collectively achieved over 125 million cumulative mobile app downloads since launch, driven primarily by eLong, Hotels.com and Brand Expedia

•	Brand Expedia and Citi, the world’s largest credit card issuer, announced an extended partnership to provide value to loyal travelers and card members through the Citi Premier Pass® / Expedia® card. In addition, Hotels.com signed numerous partnership agreements with major banks in Asia, such as Citibank in Thailand, Standard Chartered Bank in Indonesia, China Trust Banking Corporation (CBTC) in Taiwan and Lotte Card in Korea, enabling Hotels.com to promote customized deals to each bank’s respective customers.

•	The Hotels.com mobile app came out on top of eDigital’s Multichannel Benchmark results study in the UK; citing the app as having excellent range and depth of information across all channels.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended March 31,
	2014	2013
Revenue	$1,200,371	$1,012,367
Costs and expenses:
Cost of revenue (1) (2)	294,619	250,581
Selling and marketing (1) (2)	624,699	496,155
Technology and content (1) (2)	162,975	138,283
General and administrative (1) (2)	99,045	92,376
Amortization of intangible assets	18,492	12,570
Acquisition-related and other(1)	—	66,472
Legal reserves, occupancy tax and other	3,539	61,558

Operating loss	(2,998)	(105,628)
Other income (expense):
Interest income	5,798	5,917
Interest expense	(21,804)	(21,748)
Other, net	(481)	2,188

Total other expense, net	(16,487)	(13,643)

Loss before income taxes	(19,485)	(119,271)
Provision for income taxes	(319)	11,903

Net loss	(19,804)	(107,368)
Net loss attributable to noncontrolling interests	5,500	3,142

Net loss attributable to Expedia, Inc.	$(14,304)	$(104,226)

Earnings (loss) per share attributable to Expedia, Inc.
available to common stockholders:
Basic	$(0.11)	$(0.77)
Diluted	(0.11)	(0.77)
Shares used in computing earnings (loss) per share:
Basic	130,559	135,641
Diluted	130,559	135,641
Dividends declared per common share	$0.15	$0.13

(1) Includes stock-based compensation as follows:
Cost of revenue	$1,202	$1,061
Selling and marketing	5,335	4,265
Technology and content	5,558	5,395
General and administrative	12,726	7,714
Acquisition-related and other	—	56,643
(2) Includes depreciation as follows:
Cost of revenue	$8,264	$8,583
Selling and marketing	1,758	1,502
Technology and content	50,140	37,062
General and administrative	1,972	1,719

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,484,066	$1,021,033
Restricted cash and cash equivalents	28,715	26,042
Short-term investments	687,399	325,510
Accounts receivable, net of allowance of $11,064 and $11,555	818,818	614,735
Deferred income taxes	64,442	66,130
Income taxes receivable	110,010	64,296
Prepaid expenses and other current assets	121,504	101,541

Total current assets	3,314,954	2,219,287
Property and equipment, net	490,580	480,702
Long-term investments and other assets	252,882	250,626
Deferred income taxes	16,241	14,151
Intangible assets, net	1,109,264	1,111,041
Goodwill	3,704,456	3,663,674

TOTAL ASSETS	$8,888,377	$7,739,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,055,645	$1,044,259
Accounts payable, other	366,054	261,288
Deferred merchant bookings	2,414,895	1,350,319
Deferred revenue	56,847	39,746
Income taxes payable	45,571	61,874
Accrued expenses and other current liabilities	510,243	536,895

Total current liabilities	4,449,255	3,294,381
Long-term debt	1,249,430	1,249,412
Deferred income taxes	440,215	433,532
Other long-term liabilities	152,389	138,300
Commitments and contingencies
Redeemable noncontrolling interests	491,154	364,871
Stockholders’ equity:
Common stock $.0001 par value	19	19
Authorized shares: 1,600,000
Shares issued: 194,340 and 192,562
Shares outstanding: 116,974 and 116,886
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	5,777,911	5,802,140
Treasury stock—Common stock, at cost	(3,587,540)	(3,465,675)
Shares: 77,366 and 75,676
Retained earnings (deficit)	(223,522)	(209,218)
Accumulated other comprehensive income (loss)	28,292	18,197

Total Expedia, Inc. stockholders’ equity	1,995,161	2,145,464
Noncontrolling interest	110,773	113,521

Total stockholders’ equity	2,105,934	2,258,985

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,888,377	$7,739,481

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2014	2013
Operating activities:
Net loss	$(19,804)	$(107,368)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	62,134	48,866
Amortization of stock-based compensation	24,821	75,078
Amortization of intangible assets	18,492	12,570
Deferred income taxes	5,793	4,741
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	(4,354)	41,845
Realized gain on foreign currency forwards	(1,358)	(5,808)
Other	(5,927)	2,669
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(196,870)	(150,834)
Prepaid expenses and other current assets	(23,709)	(28,227)
Accounts payable, merchant	31,681	173,020
Accounts payable, other, accrued expenses and other current liabilities	74,718	68,303
Taxes payable/receivable, net	(57,095)	(41,260)
Deferred merchant bookings	1,045,677	778,409
Deferred revenue	17,239	9,085

Net cash provided by operating activities	971,438	881,089

Investing activities:
Capital expenditures, including internal-use software and website development	(74,749)	(87,156)
Purchases of investments	(495,377)	(598,127)
Sales and maturities of investments	135,669	245,244
Acquisitions, net of cash acquired	—	(540,489)
Net settlement of foreign currency forwards	1,358	5,808
Other, net	(504)	—

Net cash used in investing activities	(433,603)	(974,720)

Financing activities:
Purchases of treasury stock	(121,865)	(117,672)
Proceeds from issuance of treasury stock	—	25,273
Payment of dividends to stockholders	(19,602)	(17,983)
Proceeds from exercise of equity awards and employee stock purchase plan	37,694	20,410
Excess tax benefit on equity awards	21,783	19,379
Other, net	3,786	(7,758)

Net cash used in financing activities	(78,204)	(78,351)
Effect of exchange rate changes on cash and cash equivalents	3,402	(38,381)

Net increase (decrease) in cash and cash equivalents	463,033	(210,363)
Cash and cash equivalents at beginning of period	1,021,033	1,293,161

Cash and cash equivalents at end of period	$1,484,066	$1,082,798

Supplemental cash flow information
Cash paid for interest	$41,809	$41,468
Income tax payments, net	29,682	2,552

Expedia, Inc.

Trended Metrics

(All figures in millions)

•	The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2012				2013				2014	Y / Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Gross Bookings by Segment
Leisure	$7,666	$8,019	$8,120	$6,571	$8,664	$8,933	$9,312	$8,000	$11,315	31%
Egencia	755	938	936	955	1,117	1,188	1,125	1,104	1,310	17%

Total	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	$9,104	$12,624	29%
Gross Bookings by Geography
Domestic	$5,116	$5,486	$5,155	$4,201	$5,484	$5,848	$5,828	$4,982	$7,427	35%
International	3,305	3,471	3,902	3,324	4,297	4,273	4,609	4,122	5,197	21%

Total	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	$9,104	$12,624	29%
Gross Bookings by Agency/Merchant
Agency	$4,621	$4,867	$4,706	$4,165	$5,270	$5,466	$5,701	$5,248	$7,326	39%
Merchant	3,799	4,090	4,350	3,361	4,511	4,655	4,736	3,856	5,299	17%

Total	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	$9,104	$12,624	29%
Revenue by Segment
Leisure	$764	$964	$1,121	$890	$924	$1,110	$1,316	$1,056	$1,100	19%
Egencia	53	76	78	85	89	95	85	96	100	13%

Total	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	$1,152	$1,200	19%
Revenue by Geography
Domestic	$483	$591	$642	$511	$558	$664	$742	$583	$642	15%
International	334	449	557	464	454	541	660	569	559	23%

Total	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	$1,152	$1,200	19%
Revenue by Agency/Merchant/Advertising
Agency	$182	$220	$235	$212	$234	$270	$330	$293	$329	41%
Merchant	603	787	930	730	733	855	963	774	772	5%
Advertising & Media Revenue	31	32	35	33	46	80	109	84	99	116%

Total	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	$1,152	$1,200	19%
Adjusted EBITDA
Leisure	$171	$283	$357	$262	$178	$265	$419	$315	$181	2%
Unallocated Overhead Costs	(79)	(78)	(76)	(90)	(85)	(91)	(91)	(91)	(91)	7%

Subtotal	$92	$205	$281	$172	$93	$174	$328	$224	$90	-3%
Egencia	10	18	12	13	12	18	11	18	16	35%

Total	$102	$223	$294	$185	$105	$192	$340	$242	$107	2%
Worldwide Hotel (Merchant & Agency)
Room Nights	22.7	30.1	36.7	29.7	29.0	35.9	44.1	37.1	35.9	24%
Room Night Growth	24%	22%	27%	33%	28%	19%	20%	25%	24%	24%
ADR Growth	0%	-1%	-3%	-3%	0%	0%	0%	0%	0%	0%
Revenue per Night Growth	-5%	-5%	-6%	-6%	-3%	-6%	-7%	-9%	-10%	-10%
Revenue Growth	18%	16%	20%	25%	24%	12%	11%	13%	12%	12%
Worldwide Air (Merchant & Agency)
Tickets Sold Growth	5%	3%	11%	12%	9%	7%	7%	13%	30%	30%
Airfare Growth	7%	5%	1%	2%	0%	0%	3%	1%	1%	1%
Revenue per Ticket Growth	-20%	-11%	-19%	-2%	5%	1%	9%	3%	-2%	-2%
Revenue Growth	-17%	-8%	-10%	10%	14%	8%	16%	17%	28%	28%

Notes:

The metrics above exclude results from the joint venture between Brand Expedia and AirAsia beginning July 1, 2011.

The metrics above include VIA Travel following our acquisition on April 27, 2012 and trivago GmbH following our acquisition of a controlling interest on March 8, 2013.

VIA Travel and trivago GmbH are recorded within the Egencia and Leisure segments, respectively.

Advertising & Media Revenue includes revenue from trivago GmbH. All trivago GmbH revenue is classified as international.

Beginning in Q1 2014, Expedia moved to a new Enterprise Accounting System of Record, which caused immaterial changes to some of the metrics above due to remapping.

Notes & Definitions:

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire.com, the Expedia Affiliate Network, trivago and other leisure brands.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012. The definition of Adjusted Expenses was revised in the first quarter of 2014.

Adjusted EBITDA is defined as operating income / (loss) plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (4) certain other infrequently occurring items, including restructuring charges; (5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (6) discontinued operations; (7) the noncontrolling interest impact of the aforementioned adjustment items and (8) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item.

Tabular Reconciliations for Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended March 31,
	2014	2013
	(In thousands)
Adjusted EBITDA	$106,771	$105,128
Depreciation	(62,134)	(48,866)
Amortization of intangible assets	(18,492)	(12,570)
Stock-based compensation	(24,821)	(75,078)
Acquisition-related and other	—	(9,829)
Legal reserves, occupancy tax and other	(3,539)	(61,558)
Realized gain on revenue hedges	(783)	(2,855)

Operating loss	(2,998)	(105,628)
Interest expense, net	(16,006)	(15,831)
Other, net	(481)	2,188

Loss before income taxes	(19,485)	(119,271)
Provision for income taxes	(319)	11,903

Net loss	(19,804)	(107,368)
Net loss attributable to noncontrolling interests	5,500	3,142

Net loss attributable to Expedia, Inc.	$(14,304)	$(104,226)

Adjusted Net Income & Adjusted EPS

	Three months ended March 31,
	2014	2013
	(in thousands, except per share data)
Net loss attributable to Expedia, Inc.	$(14,304)	$(104,226)
Amortization of intangible assets	18,492	12,570
Stock-based compensation	24,821	75,078
Legal reserves, occupancy tax and other	3,539	61,558
Acquisition-related and other	—	9,829
Foreign currency gain on U.S. dollar cash balances held by eLong	8	(13)
Unrealized (gain) loss on revenue hedges	3,564	(3,911)
Stock-based compensation as part of equity method investments	74	—
Provision for income taxes	(10,262)	(11,599)
Noncontrolling interests	(4,465)	(4,003)

Adjusted Net Income	$21,467	$35,283

GAAP diluted weighted average shares outstanding	130,559	135,641
Additional dilutive securities	4,843	6,385

Adjusted weighted average shares outstanding	135,402	142,026

Diluted earnings (loss) per share	$(0.11)	$(0.77)
Adjusted earnings per share	0.16	0.25

Free Cash Flow

	Three months ended March 31,
	2014	2013
	(in thousands)
Net cash provided by operating activities	$971,438	$881,089
Less: capital expenditures	(74,749)	(87,156)

Free cash flow	$896,689	$793,933

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended March 31,
	2014	2013
	(in thousands)
Cost of revenue	$294,619	$250,581
Less: stock-based compensation	(1,202)	(1,061)
Less: depreciation	(8,264)	(8,583)

Adjusted cost of revenue	$285,153	$240,937
Selling and marketing expense	$624,699	$496,155
Less: stock-based compensation	(5,335)	(4,265)
Less: depreciation	(1,758)	(1,502)

Adjusted selling and marketing expense	$617,606	$490,388
Technology and content expense	$162,975	$138,283
Less: stock-based compensation	(5,558)	(5,395)
Less: depreciation	(50,140)	(37,062)

Adjusted technology and content expense	$107,277	$95,826
General and administrative expense	$99,045	$92,376
Less: stock-based compensation	(12,726)	(7,714)
Less: depreciation	(1,972)	(1,719)

Adjusted general and administrative expense	$84,347	$82,943

Conference Call

Expedia, Inc. will webcast a conference call to discuss first quarter 2014 financial results and certain forward-looking information on Thursday, May 1, 2014 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of May 1, 2014 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	modifications to our current business models and practices or our adoption of new business models or practices in order to compete;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	declines or disruptions in the travel industry;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks relating to our operations in international markets, including China;

•	adverse application of existing tax or unclaimed property laws, rules or regulations or implementation of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	determinations by U.S. and foreign tax authorities regarding our worldwide tax provision for income taxes;

•	payments related risks, including credit card fraud;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary;

•	interruption or lack of redundancy in our information systems;

•	failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•	risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	fluctuations in foreign exchange rates;

•	our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use and disclosure of personal data, and liabilities related to security breaches;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks related to our long-term indebtedness;

•	our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property from copying or use by others, including competitors;

as well as other risks detailed in our public filings with the SEC, including our quarterly report on Form 10-Q for the quarter ended March 31, 2014. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 31 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 12 countries throughout North America, Europe and Asia

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com™, the online hotel reservation specialist in Europe

•	trivago®, a leading online hotel metasearch company with sites in 45 countries

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities and experiences in hundreds of destinations worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts

•	CarRentals.com™, the premier car rental booking company on the web.

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market consumers through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2014 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts
Investor Relations	Communications
ir@expedia.com	(425) 679-4317
press@expedia.com